As Filed with the Securities and Exchange Commission on May 24, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORLA MINING LTD.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Suite 1010, 1075 West Georgia Street
Vancouver, British Columbia, Canada V6E 3C9
(Address of Principal Executive Offices)

Orla Mining Ltd. Stock Option Plan

Orla Mining Ltd. Restricted Share Unit Plan

Orla Mining Ltd. Deferred Share Unit Plan

Gold Standard Ventures Corp. Stock Option Plan

(Full title of plan)

C T Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940 (775) 304-0260

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Jen Hansen Cassels Brock & Blackwell LLP 2200 HSBC Building 885 West Georgia Street Vancouver, British Columbia Canada V6C 3E8 (604) 691-6100	John Koenigsknecht Neal, Gerber & Eisenberg LLP Two North LaSalle Street Suite 1700 Chicago, Illinois 60602 (312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐      Accelerated filer ☒

Non-accelerated filer ☐      Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement (the “Registration Statement”) on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering the offer and issuance of common shares, no par value (the “Common Shares”) of Orla Mining Ltd. (“Orla,” “we,” “our,” “us”, the “Registrant,” the “Corporation” or the “Company”) to certain employees of the Company and/or its subsidiaries under the Company’s Stock Option Plan (as it may be amended from time to time, the “Stock Option Plan”), Restricted Share Unit Plan (as it may be amended from time to time, the “RSU Plan”), the Deferred Share Unit Plan (as it may be amended from time to time, the “DSU Plan”), and the Gold Standard Ventures Corp. Stock Option Plan (as it may be amended from time to time, the “Replacement Option Plan”), and collectively with the Stock Option Plan, the RSU Plan and the DSU Plan, the (“Plans”).

Pursuant to Part I of Form S-8, the information specified under Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the respective Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

The Replacement Option Plan governs the Replacement Options (as defined below). On August 12, 2022, the Company acquired all of the issued and outstanding common shares of Gold Standard Ventures Corp. (“Gold Standard”) pursuant to a court approved plan of arrangement under the Business Corporations Act (British Columbia). Under the terms of this transaction, each Gold Standard stock option (a “GSV Option”) was exchanged for a stock option to acquire Common Shares (a “Replacement Option”), with the number of Common Shares issuable and exercise price adjusted based on the transaction exchange ratio of 0.1193 Common Shares per share of Gold Standard.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and are made a part hereof:

(a)	The Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2022, filed on March 20, 2023;

(b)	Audited Consolidated Annual Financial Statements of the Company as at, and for the years ended December 31, 2022 and 2021, together with the independent registered public accounting firm’s report thereon and the notes thereto (incorporated by reference to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2022, as filed on March 20, 2023);

(c)	Management’s Discussion and Analysis of the Company for the year ended December 31, 2022 (incorporated by reference to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2022, as filed with the Commission on March 20, 2023);

(d)	Condensed Interim Consolidated Financial Statements of the Company as at, and for the three months ended March 31, 2023, together with the notes thereto (incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K, as filed with the Commission on May 12, 2023, and deemed filed herein);

(e)	Management’s Discussion and Analysis of the Company for the three months ended March 31, 2023 (incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K, as filed with the Commission on May 12, 2023, and deemed filed herein));

(f)	Notice of Annual and Special Meeting and Management Information Circular of the Company dated May 11, 2023 prepared in connection with the annual and special meeting of shareholders of the Company to be held on June 21, 2023 (incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K, as furnished to the Commission on May 19, 2023, and deemed filed herein)

(g)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Exchange Act since January 1, 2023; and

(h)	The description of the Company’s Common Shares contained in the Company’s Annual Information Form for the year ended December 31, 2022 (incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2022, as filed on March 20, 2023).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporation Act (“CBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in the immediately prior sentence. The individual shall repay the moneys if the individual does not fulfill the conditions of the immediately following sentence. A corporation may not indemnify an individual as described in the first sentence of this paragraph unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

A corporation may with the approval of a court, indemnify an individual referred to in the foregoing paragraph, or advance moneys as described in the foregoing paragraph, in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in the foregoing paragraph against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in the foregoing paragraph.

Despite the first paragraph above, an individual referred to in that paragraph is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in the first paragraph above, if the individual seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfills the conditions set out in the first paragraph above.

Sections 8.02 and 8.03 of Amended and Restated By-law No. 1 of the Registrant (the “By-laws”) contains the following provisions with respect to indemnification of the Registrant’s directors and officers and with respect to certain insurance maintained by the Registrant with respect to certain individuals:

8.02      Indemnity.

Subject to the CBCA, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is involved because of that association with the Corporation or other entity, if:

(a)	the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Corporation shall also indemnify such person in such other circumstances as the CBCA permits or requires. The Corporation shall advance monies to a director, officer or other individual for costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if he or she does not fulfill the conditions set out in paragraphs (a) and (b) above. Nothing in this by-law shall limit the right of any individual entitled to indemnity to claim indemnity apart from the provisions of this by-law, whether by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that a person did not meet a condition set out in clause (a) or (b) of this Section 8.02 or any corresponding condition of the CBCA.

8.03      Insurance.

Subject to the CBCA, the Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 8.02 against any liability incurred by him or her in his or her capacity as a director or officer, or an individual acting in a similar capacity, of the Corporation or of another body corporate at the Corporation’s request.

The Registrant has entered into Indemnification Agreements with each of its directors and executive officers to provide the indemnification set forth in the Registrants By-laws. The Registrant carries directors’ and officers’ liability insurance covering acts and omissions of the directors and officers of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Orla Mining Ltd. Stock Option Plan.
4.2	Orla Mining Ltd. Restricted Share Unit Plan.
4.3	Orla Mining Ltd. Deferred Share Unit Plan.
4.4	Gold Standard Ventures Stock Option Plan.
5.1	Opinion of Cassels Brock & Blackwell LLP.
23.1	Consent of Auditors – Ernst & Young LLP
23.2	Consent of Auditors – Davidson & Company LLP
23.3	Consent of Cassels Brock & Blackwell LLP (included in Exhibit 5.1)
23.4	Consent of J. Andrew Cormier
23.5	Consent of Sylvain Guerard
23.6	Consent of Carl Defilippi
23.7	Consent of John Ward
23.8	Consent of Matthew Gray
23.9	Consent of Michael Hester
23.10	Consent of Sue Bird
23.11	Consent of Jesse Aarsen
23.12	Consent of Denys Parra
23.13	Consent of Brent Johnson
23.14	Consent of Lee Josselyn
23.15	Consent of Wade Brunham
23.16	Consent of Jordan Anderson
23.17	Consent of Benjamin Bermudez
23.18	Consent of Richard DeLong
23.19	Consent of Thomas Dyer
23.20	Consent of Art Ibrado
23.21	Consent of Michael Lindholm
23.22	Consent of Kevin Lutes
23.23	Consent of Matthew Sletten

23.24	Consent of Gary Simmons
24.1	Powers of Attorney (included on the signature pages of this Registration Statement).
107	Filing Fee Table.

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, country of Canada, on May 24, 2023.

ORLA MINING LTD.

By:	/s/ Jason Simpson
Jason Simpson President & Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Simpson or Etienne Morin, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement on Form S-8 and any or all amendments or supplements to the above Registration Statement, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and powers of attorney have been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jason Simpson Jason Simpson	President, Chief Executive Officer and Director (principal executive officer)	May 24, 2023

/s/ Etienne Morin Etienne Morin	Chief Financial Officer (principal financial and accounting officer)	May 24, 2023

/s/ Charles A. Jeannes	Chairman of the Board, Director	May 24, 2023
Charles A. Jeannes

/s/ Jean Robitaille	Director	May 24, 2023
Jean Robitaille

/s/ Tim Haldane	Director	May 24, 2023
Tim Haldane

/s/ David Stephens	Director	May 24, 2023
David Stephens

/s/ Elizabeth McGregor	Director	May 24, 2023
Elizabeth McGregor

/s/ Tamara Brown	Director	May 24, 2023
Tamara Brown

/s/ Scott Langley	Director	May 24, 2023
Scott Langley

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Orla Mining Ltd. in the United States on May 24, 2023.

PUGLISI & ASSOCIATES (Authorized U.S. Representative)

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director